INCORPORATED IN NEVADA

NUMBER
14

SHARES
****5000****

DIGIOUTDOOR MEDIA INC.

50,000,000 COMMON SHARES AUTHORIZED

PAR VALUE $0.001 PER SHARE

This certifies that **UNKNOWN** is the record holder of **FIVE THOUSAND** shares of Preferred Stock of

DIGI OUTDOOR MEDIA, INC.

COMMON

Transferable only on the share register of the corporation, in person or by duly authorized attorney, upon surrender of this certificate properly endorsed or assigned. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Articles of Incorporation and the By-laws of the corporation and any amendments thereto.

WITNESS the signatures of its duly authorized officers this 28th day of JANUARY A.D. 2015

Secretary

President

THIS CERTIFICATE IS RESTRICTED SEE REVERSE

B.O.D. 7/20/2014

Columbia Stock Transfer Company, 1869 E. Seltice Way Suite 292, Post Falls, ID 83854